Exhibit 99.1

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(a joint stock limited company incorporated in the People’s Republic of China with limited liability)

(Stock code: 2899)

December 28, 2018

Zijin Acquires 276,820,575 Shares of Nevsun and Files Notice of Extension

Vancouver, BC —  Zijin Mining Group Co. Ltd. (SH:601899, SEHK:2899) (“Zijin”) today announced that an aggregate number of 276,820,575 common shares (“Deposited Shares”) of Nevsun Resources Ltd. (“Nevsun”) representing approximately 89.37% of all issued and outstanding common shares of Nevsun (“Nevsun Shares”) have been deposited and not withdrawn under the offer to purchase all of the Nevsun Shares for C$6.00 per Nevsun Share (the “Offer”) satisfying the minimum tender requirements under Canadian securities laws. Zijin thanks all the shareholders who have tendered their shares for their overwhelming support of the Offer.

All of the conditions to the Offer, as amended by the notice of variation dated December 5, 2018, have been satisfied or waived. Zijin, through its subsidiary, has taken up all of the Deposited Shares and will pay the depositary the aggregate consideration of $1,660,923,450 for the Deposited Shares within three business days. As of December 27, 2018, Zijin exercised control over 3,197,191 common shares of Nevsun which have been tendered under the Offer. As a result of the take up of all of the Deposited Shares (which include the shares previously controlled by Zijin) and upon payment in full thereof to the depositary within three business days, Zijin will own over 89% of the total issued and outstanding shares of Nevsun.

Zijin, through its subsidiary, has filed and will be mailing shortly thereafter a notice of variation and extension (the “Notice of Extension”) to Nevsun shareholders extending the period upon which Nevsun shareholders can tender their Nevsun Shares to the Offer. The Offer has been extended to, and expires on, January 7, 2019 at 5:00 p.m. (Toronto time) (“Expiry Time”). Zijin, through its subsidiary, will immediately take up any Nevsun Shares that are deposited as of the Expiry Time and pay the depositary the aggregate consideration for such shares pursuant to the terms of Offer, in accordance with securities laws.

If Zijin is successful in acquiring 90% of Nevsun Shares (on a fully diluted basis) under the Offer, Zijin intends to acquire the balance of the Nevsun Shares by way of compulsory acquisition, as more fully described in the Offer circular. If Zijin does not acquire 90% of Nevsun Shares (on a fully diluted basis) under the Offer, Zijin will be implementing a subsequent acquisition transaction to acquire the balance of the Nevsun Shares, as more fully described in the Offer circular. Nevsun shareholders are urged to tender their Nevsun Shares, to the extent they have not already done so, prior to the expiry of the Offer at 5:00 p.m. (Toronto time) on January 7, 2019, in order to receive payment for their shares sooner rather than later.

The Nevsun Board of Directors continues to recommend that Nevsun shareholders ACCEPT the Zijin Offer by tendering their shares as noted in the Zijin circular.

Forward Looking Statements

Certain statements and information in this press release, including all statements that are not historical facts, contain forward-looking statements and forward-looking information within the meaning of applicable securities laws. Such forward-looking statements or information include but are not limited to statements or information with respect to the anticipated completion of the proposed Offer and the completion of a compulsory acquisition or a subsequent acquisition transaction, as applicable. Often, but not always, forward-looking statements or information can be identified by the use of words such as “plans”, “expects” or “does not expect”, “is expected”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “projects”, “anticipates” or “does not anticipate” or “believes” or variations of such words and phrases or statements that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved. With respect to forward-looking statements and information contained in this press release, there can be no assurance that any forward-looking statement or information herein will prove to be accurate. Forward-looking statements and information by their nature involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements or information. While Zijin may elect to update the forward-looking statements at any time, Zijin does not undertake to update them at any particular time or in response to any particular event, other than as may be required by applicable securities laws. Investors and others should not assume that any forward-looking statement in this press release represent Zijin’s estimate as of any date other than the date of this press release.

Cautionary Statement Respecting the Offer

THE TAKE-OVER BID CIRCULAR AND THE DIRECTORS’ CIRCULAR CONTAIN IMPORTANT INFORMATION ABOUT THE OFFER AND SHOULD BE READ IN THEIR ENTIRETY BY NEVSUN’S SHAREHOLDERS. NEVSUN’S SHAREHOLDERS MAY OBTAIN, AT NO CHARGE, A COPY OF THE TAKE-OVER BID CIRCULAR, DIRECTORS’ CIRCULAR, AND VARIOUS ASSOCIATED DOCUMENTS UNDER NEVSUN’S PROFILE ON THE SYSTEM FOR ELECTRONIC DOCUMENT ANALYSIS AND RETRIEVAL (SEDAR) AT WWW.SEDAR.COM AND ON THE SECURITIES AND EXCHANGE COMMISSION (SEC) WEBSITE AT WWW.SEC.GOV. NEVSUN’S SHAREHOLDERS ARE URGED TO READ SUCH MATERIALS AS THEY CONTAIN IMPORTANT INFORMATION THAT NEVSUN SHAREHOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION WITH RESPECT TO THE OFFER. THIS ANNOUNCEMENT IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE OR FORM PART OF ANY OFFER OR INVITATION TO PURCHASE, OTHERWISE ACQUIRE, SUBSCRIBE FOR, SELL, OTHERWISE DISPOSE OF OR ISSUE, OR ANY OTHER SOLICITATION OF ANY OFFER TO SELL, OTHERWISE DISPOSE OF, ISSUE, PURCHASE, OTHERWISE ACQUIRE OR SUBSCRIBE FOR ANY SECURITY. THE OFFER WAS NOT MADE IN, NOR WILL DEPOSITS OF SECURITIES BE ACCEPTED FROM A PERSON IN, ANY JURISDICTION IN WHICH THE MAKING OR ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. HOWEVER, ZIJIN MINING MAY, IN ITS SOLE DISCRETION, TAKE SUCH ACTION AS IT DEEMS NECESSARY TO EXTEND THE OFFER IN ANY SUCH JURISDICTION.

About Nevsun Resources Ltd.

Nevsun Resources Ltd. is the 100% owner of the high-grade copper-gold Timok Upper Zone and 60.4% owner of the Timok Lower Zone in Serbia. The Timok Lower Zone is a joint venture with Freeport-McMoRan Exploration Corporation (“Freeport”) which currently owns 39.6%. Upon completion of any feasibility study (on the Upper or Lower Zone), Nevsun Resources Ltd. will own 46% and Freeport will own 54%. Nevsun generates cash flow from its 60% owned copper-zinc Bisha Mine in Eritrea. Nevsun is well positioned with a strong debt-free balance sheet to grow shareholder value through advancing Timok to production.

Nevsun Resources Ltd.

1750 - 1066 West Hastings Street

Vancouver, BC V6E 3X1

About Zijin Mining Group Co. Ltd.

Formed in 1993, Zijin is based in Fujian, China and is a leading global mining company specializing in gold, copper, zinc and other mineral resource exploration and development. It manages an extensive portfolio, primarily consisting of gold, copper, zinc, and other metals through investments in China and overseas across nine countries. Listed on the Shanghai Stock Exchange and the Hong Kong Stock Exchange, Zijin has a market capitalization of approximately US$10 billion.

Zijin Mining Group Co. Ltd.

No. 1 Zijin Road, Shanghang County,

Fujian Province, China

As at the date of this announcement, the Board of Directors of the Company comprises Messrs. Chen Jinghe (Chairman), Lan Fusheng, Zou Laichang, Lin Hongfu, Fang Qixue, and Ms. Lin Hongying as executive directors, Mister. Li Jian as non-executive director, and Messrs. Lu Shihua, Zhu Guang, Sit Hoi Wah, Kenneth, and Cai Meifeng as independent non-executive directors.

By Order of the Board of Directors Zijin Mining Group Co., Ltd.* Chen Jinghe
Chairman

20 November 2018, Fujian, the PRC

* The Company’s English name is for identification purpose only